EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OPTICAL MOLECULAR IMAGING, INC.

(Under Section 242 of the General Corporation

Law of the State of Delaware)

Optical Molecular Imaging, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is Optical Molecular Imaging, Inc. The original Certificate of Incorporation of the corporation was filed with the Delaware Secretary of State on March 20, 1987 under the name Redwing Capitol Corp. The corporation changed its name to Redwing Ventures Corp. on November 23, 1987, corrected the name to Redwing Ventures, Inc. on December 28, 1987, changed its name to Patco Industries, Ltd. on June 16, 1989, and an Amended and Restated Certificate of Incorporation was filed on January 30, 2006 which included changing its name to Optical Molecular Imaging, Inc.

B. This Certificate of Amendment was duly adopted by the corporation’s directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law.

C. The Amended and Restated Certificate of Incorporation is hereby amended by changing ARTICLE I so that, as amended, it shall be and read as follows:

“The name of the Corporation is “ImmunoCellular Therapeutics, Ltd.”

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by Sanford J. Hillsberg, its Secretary this 2nd day of November, 2006.

Optical Molecular Imaging, Inc.

/s/ Sanford J. Hillsberg
Name: Sanford J. Hillsberg
Title: Secretary